SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                COLUMBIA BANCORP
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                     [logo]

                                COLUMBIA BANCORP

                          10480 LITTLE PATUXENT PARKWAY
                            COLUMBIA, MARYLAND 21044


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD APRIL 27, 1999


               Notice is hereby given that the Annual Meeting of Stockholders of Columbia Bancorp will be held at the Turf Valley Resort and Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland 21042 on Tuesday, April 27, 1999, at 5:30 p.m. for the following purposes:

        1. To elect seven directors to serve until their terms of office expire and until their successors are duly elected and qualified.

        2. To transact such other business as may properly come before the meeting or any adjournment thereof.

               The Board of Directors has fixed the close of business on March 10, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

               Your Proxy is enclosed. You are encouraged to complete, date, sign and return promptly the Proxy in the envelope provided even though you may plan to attend the meeting. No postage is necessary for mailing in the United States. Returning the Proxy will not limit your right to vote in person or to attend the Annual Meeting, but will insure your representation if you cannot attend. If you attend the meeting, you may revoke your Proxy and vote in person.


                                            By Order of the Board of Directors



                                            JOHN A. SCALDARA, JR.
                                            Corporate Secretary

Columbia, Maryland
March 24, 1999

                                 PROXY STATEMENT


                                  INTRODUCTION


        This Proxy Statement is furnished on or about March 24, 1999 to stockholders of Columbia Bancorp (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors to be used at the annual meeting of stockholders described in the accompanying notice and at any adjournments or postponements thereof. The purposes of the meeting are set forth in the accompanying notice of annual meeting of stockholders.


PROXIES AND VOTING

        The accompanying proxy is solicited by the Board of Directors of the Company. The Board of Directors has selected Herschel L. Langenthal and John A. Scaldara, Jr., or either of them, to act as proxies with full power of substitution. Any stockholder executing a proxy has the power to revoke the proxy at any time before it is voted. This right of revocation is not limited or subject to compliance with any formal procedure. Any stockholder may attend the meeting and vote in person whether or not he or she has previously given a proxy.

        The record date for stockholders entitled to notice of and to vote at the annual meeting was the close of business on March 10, 1999. At that date there were outstanding and entitled to vote 4,537,420 shares of Common Stock, par value $.01 per share, of the Company. In the election of directors each share is entitled to one vote for each director to be elected; however, cumulative voting is not permitted. For all matters except the election of directors, each share is entitled to one vote.

        The cost of solicitation of proxies and preparation of proxy materials will be borne by the Company. The solicitation of proxies will generally be by mail and by directors, officers and employees of the Company and its subsidiary, The Columbia Bank (the "Bank"), without additional compensation to them. In some instances solicitation may be made by telephone or telegraph, the costs of which will be borne by the Company. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for reasonable out-of-pocket and clerical expenses for forwarding proxy materials to principals.

        The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 1998, has been mailed to all stockholders with this Proxy Statement.



                       PROPOSAL 1 - ELECTION OF DIRECTORS


        The charter and by-laws of the Company provide that the directors shall be classified into three classes as equal in number as possible, with each director serving a three-year term.

        Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the meeting with a quorum present. Abstentions and broker non-votes are not considered to be votes cast.

NOMINEES

        Unless otherwise indicated in the enclosed proxy, the persons named in such proxy intend to nominate and vote for the election of the following seven nominees for the office of director of the Company, to serve as directors for three years or until their respective successors have been duly elected and qualified. All such nominees are currently serving as directors, with the exception of James R. Moxley, III. The Board of Directors is not aware that any nominee named herein will be unable or unwilling to accept nomination or election. Should any nominee for the office of director become unable to accept nomination or election, the persons named in the proxy will vote for the election of such other persons, if any, as the Board of Directors may recommend.

        The names and ages (as of March 10, 1999) of persons nominated by the Board of Directors, their principal occupations and business experience for the past five years, and certain other information are set forth below. Unless otherwise noted, each has served as a director of the Company and the Bank since inception of the Company in 1987 and the Bank in 1988.

NAME OF NOMINEE              INFORMATION REGARDING NOMINEE
---------------              -----------------------------

         NOMINEES FOR DIRECTORS TO BE ELECTED AT THE 1999 ANNUAL MEETING
               TO SERVE UNTIL THE 2002 ANNUAL MEETING (CLASS III)

John M. Bond, Jr.            Mr.  Bond,  Jr. is 55 years old and has served as a director  and
                             President, Chief Executive Officer, and Treasurer
                             of the Company and the Bank since inception.

William L. Hermann           Mr.  Hermann  is 57 years  old and is  President  of  William  L.
                             Hermann,  Inc.,  a  financial  management  company.  Mr.  Hermann served as  General  Manager  of the  Glenmore  office of the Bank until  December  1997.  He  has  served  as  a  director  of  the
                             Company and the Bank since June 1989.

Charles C. Holman            Mr.  Holman  is 65 years  old.  Since  June,  1992 and  until his retirement  effective  December 31, 1998,  Mr.  Holman  served as
                             Executive  Vice  President  of the Bank and was  responsible  for
                             the  Bank's   acquisition,   development  and  construction  loan
                             portfolio.  Mr.  Holman  has been  involved  in the  banking  and real  estate  industries  over  the  past  30+  years.  He  is  a graduate  of the  University  of  Baltimore  and is a resident of
                             Baltimore   County,   Maryland.   Mr.  Holman  has  served  as  a
                             director of the Company and the Bank since December, 1998.

Harry L. Lundy, Jr.          Mr.  Lundy  is  58  years  old.  He is  President  and  owner  of
                             Williamsburg  Group,  LLC,   Williamsburg   Builders,   Inc.  and
                             Hallmark  Builders,  Inc.  He is  Executive  Vice  President  and
                             owner  of  Patriot  Homes,   Inc.  Each  of  the   aforementioned
                             companies is a residential construction company.

James R. Moxley, III         Mr.  Moxley,  III is 38 years old.  He is Vice  President  of SDC
                             Group,  a real estate  development  company.  Prior to this,  Mr.
                             Moxley  served as an  Associate  Attorney  with a  prominent  law
                             firm  in   Baltimore,   Maryland.   He  is  a  graduate  of  Duke
                             University  and is a resident  of Howard  County,  Maryland.  Mr.
                             Moxley,  III has not  previously  served in any capacity with the
                             Bank  or the  Company.  He is the  son of  Mr.  Moxley,  Jr.  Mr.
                             Moxley,  III  currently  guarantees  a credit  facility  with the


                                       2

                             Bank,  along with Mr.  Moxley,  Jr. and  others.  As of March 10,
                             1999, the outstanding balance of the loan was $1,747,563.

Mary S. Scrivener            Mrs.  Scrivener  is 61 years  old.  She is  Secretary  of Calvert
                             General Contractors, a commercial construction company.

Theodore G. Venetoulis       Mr.  Venetoulis  is  64  years  old.  He  is a  former  Baltimore
                             County Executive,  the County's senior elected official,  and has been publisher of the Orioles  Gazette and political  analyst for
                             WBAL-TV in Baltimore, Maryland.


CONTINUING DIRECTORS

        The following information is provided with respect to directors who will continue to serve as directors of the Company until the expiration of their terms at the times indicated. Unless otherwise noted, each has served as a director of the Company and the Bank since inception of the Company in 1987 and the Bank in 1988.

NAME OF DIRECTOR             INFORMATION REGARDING DIRECTOR
----------------             ------------------------------

           DIRECTORS TO SERVE UNTIL THE 2000 ANNUAL MEETING (CLASS I)

Anand S. Bhasin              Mr.  Bhasin is 61 years  old.  He is  President  of Gemini
                             Ventures  Corporation,  an  international  trading  company.  Mr.
                             Bhasin has served as a director  of the Company  since  November,
                             1990 and the Bank since April, 1992.

Garnett Y. Clark, Jr.        Mr.  Clark is 56 years old.  He is  President  of GYC Group Ltd., a building  and  development  company.  He is also  President  of
                             Clark & Associates Realtors, Inc.

Robert J. Gaw                Mr. Gaw is 65 years old.  He is the retired  President  of Ryland
                             Mortgage  Company  and  is a  founding  director  of  The  Ryland
                             Group,  Inc., a  residential  homebuilder  and  mortgage  finance company.

Maurice M. Simpkins          Mr.  Simpkins  is 53 years old. He is Vice  President  for Public
                             Affairs at The Ryland  Group,  Inc.,  a  residential  homebuilder and  mortgage  finance  company,  and has been with Ryland  since
                             1971.  Mr.  Simpkins  has served as a director of the Company and
                             Bank since April, 1997.

Robert N. Smelkinson         Mr.  Smelkinson  is 69 years old. He is the  retired  Chairman of
                             Smelkinson Sysco, a distribution company.


           DIRECTORS TO SERVE UNTIL THE 2001 ANNUAL MEETING (CLASS II)

Hugh F.Z. Cole, Jr.          Mr.  Cole is 57 years  old.  He is  Chairman  and CFO of  Brantly
                             Development  Group,  Inc.,  a real  estate  development  company.
                             Mr.  Cole has served as a director  of the Company and Bank since
                             July, 1988.

G. William Floyd             Mr.  Floyd is 67 years  old.  He is a general  partner  of
                             Venture Associates, a commercial real estate investment firm.

                                       3


Herschel L. Langenthal       Mr.  Langenthal  is  70  years  old.  He is  the  managing
                             partner  of  Langenmyer  Company,  an  investment  company.   Mr.
                             Langenthal is also Vice-Chairman of the Company.

Richard E. McCready          Mr.  McCready  is  65  years  old.  He is  Chairman  and  CEO  of
                             Eastern Sales and Marketing, a food brokerage company.

James R. Moxley, Jr.         Mr.  Moxley  is  68  years  old.  He  is  President  of  Security
                             Development  Corporation,  a  real  estate  development  company.
                             Mr.  Moxley is also  Chairman of the Company and is the father of
                             Mr. Moxley, III.


DIRECTORS EMERITUS

        Mr. J. Clark, Jr., Mr. Payne, Ms. Gould and Ms. Rouse currently serve as Directors Emeritus of the Company and the Bank. As a Director Emeritus, each is eligible to receive compensation and perquisites offered to directors generally and may participate in discussion at Board meetings of the Company and the Bank, but may not vote and may not be counted for purposes of determining a quorum.

        Terms for Mr. Clark, Jr., Ms. Gould and Ms. Rouse expire in April, 2000. Mr. Payne's term expires in April, 1999.


BOARD AND COMMITTEE MEETINGS

        The Board of Directors held eleven meetings during 1998. Directors Floyd and McCready attended fewer than 75% of the sum of the total number of Company meetings of the Board of Directors and of committees of the Board of Directors on which each served during 1998.

        The Board of Directors has seven standing committees. The committees are the Executive; Acquisition, Development and Construction ("ADC"); Audit; Asset/Liability Management ("ALM"); Community Reinvestment Act ("CRA") Advisory; Marketing; and Personnel, Compensation and Stock Option ("PCSO") committees. The Board of Directors has not established a nominating committee. The functions customarily attributable to a nominating committee are performed by the PCSO Committee and the Board of Directors as a whole. In addition, the Board of Directors, from time to time, establishes special committees which have a limited duration. Directors are appointed to each committee, except the Executive Committee, for a one-year term. Directors are appointed to the Executive Committee on a rotational basis with terms ranging from three months to one year. The Chairman and Vice-Chairman of the Board of Directors are ex-officio members of all committees, with the exception of the Audit Committee. The President is an ex-officio member of all committees except the Audit and PCSO committees.

        The Executive Committee held forty-four meetings during 1998. The Executive Committee currently consists of Directors Bond, Jr., Cole, Gaw, Hermann, Holman, Langenthal (Chairman) and Moxley, Jr. The Committee is responsible for evaluating and approving credits exceeding the lending authority of officers of the Bank; reviewing on a regular basis financial information, operational statistics, loan delinquencies and potential problem loans; and taking other actions as may be required in the absence of the full Board of Directors.

        The ADC Committee held four meetings during 1998. The ADC Committee consists of Directors Bond, Jr., G. Clark (Chairman), Holman, Langenthal, Lundy, Moxley, Jr. and Simpkins. The Committee is responsible for monitoring business development strategies and market trends specific to the Company's acquisition, development and construction loan portfolio.

        The Audit Committee held one meeting during 1998. The Audit Committee consists of Directors Bhasin, Cole (Chairman), Floyd, Hermann and Venetoulis. The Committee is responsible for overseeing the Company's internal accounting controls; recommending to the Board of Directors the selection of the Company's independent auditors; reviewing the annual audit plan, annual report and results of the independent audit; reviewing supervisory examination reports; and initiating other special reviews when deemed necessary.

        The ALM Committee held three meetings during 1998. The ALM Committee consists of Directors Bhasin, Bond, Jr., Gaw (Chairman), Hermann, Langenthal, Moxley, Jr. and Scrivener. The Committee monitors quarterly operating results, liquidity, asset mix, interest rate risk, loan pricing and deposit rate policies of the Company. In addition, the Committee directs the investment strategies of the Company and makes recommendations of such to the Board of Directors when strategies are outside its approval authority.

        The CRA Advisory Committee held six meetings during 1998. The CRA Advisory Committee consists of Directors Bhasin, Bond, Jr., Langenthal, Moxley, Jr., Simpkins (Chairman) and Venetoulis. The Committee provides oversight and guidance to the development of CRA programs and affordable housing initiatives of the Company. This includes providing mortgage financing conduits for low-to-moderate income housing, fair lending policies for minorities, encouragement for first-time homebuyers, and education to the community to foster affordable housing opportunities.

        The PCSO Committee held three meetings during 1998. The PCSO Committee consists of Directors Gaw, Langenthal, Lundy, McCready, Moxley, Jr., Simpkins, Smelkinson (Chairman) and Venetoulis. The Committee oversees the compensation of all employees, except the compensation of the President and directors; reviews the compensation of the President and directors, and makes recommendations regarding changes to such to the Board of Directors for approval; monitors personnel related matters of the Company; reviews and authorizes employee related benefit plans; and administers the Company's Stock Option Programs.

        Effective January 1, 1999, the Board of Directors established the Marketing Committee, consisting of Directors Bond, Jr., G. Clark, Gaw, Langenthal, Lundy, Moxley, Jr., Smelkinson and Venetoulis (Chairman). The Committee is responsible for monitoring the overall business development strategies and marketing efforts of the Company.


COMPENSATION OF DIRECTORS

        Non-employee directors of the Company and the Bank will receive $150 and stock options to purchase thirty shares of Common Stock of the Company for each Board and committee meeting attended during 1999. Chairpersons of committees, other than directors Langenthal and Moxley, Jr., will receive $250 for each committee meeting attended during 1999. Directors Moxley, Jr. and Langenthal, serving in the capacities of Chairman and Vice-Chairman of the Company, respectively, will receive annual fees of $29,000 and $27,000, respectively, in addition to fees paid and stock options granted for meeting attendance. These amounts are unchanged from those received during 1998. The Chairman and Vice-Chairman are also eligible for a bonus to be awarded at the discretion of the Board of Directors, although no bonus was awarded for 1998. On January 21, 1999, Directors Moxley, Jr. and Langenthal were granted stock options to purchase 5,000 and 3,000 shares, respectively, of Common Stock of the Company at $16.875 per share, the then current market price. Total director fees paid by the Company and the Bank for 1998 service were $152,473, inclusive of annual fees paid the Chairman and Vice-Chairman. In addition, on December 31, 1998, stock options to purchase 15,350 shares of common stock at $17.00 per share, the then current market price, were granted to directors for meeting attendance during 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act") requires that the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of change in ownership of Common Stock of the Company. The same persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

        To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, and written representations that no other reports were required during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to the Company's executive officers, directors and greater than 10% beneficial owners were complied with, except that Director Lundy inadvertently failed to file a report (representing a transaction) required by Section 16(a) of the Act on a timely basis.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Bank has made loans to certain of its executive officers, directors and related parties. These loans were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 1998, these loans totaled $3.2 million, or approximately 8.4% of the total equity capital of the Bank.



            PRINCIPAL BENEFICIAL OWNERS OF THE COMPANY'S COMMON STOCK


CERTAIN BENEFICIAL OWNERS

        No persons were known by the Company to own beneficially, directly or indirectly, more than 5% of the Company's Common Stock outstanding on December 31, 1998, except as follows:

Name and Address            Shares Beneficially       Stock        Percentage
  of Stockholders                  Owned             Options        of Class
  ---------------                  -----             -------        --------
John M. Bond, Jr.                  204,790  (a)       23,962 (b)     5.01%
The Columbia Bank
10480 Little Patuxent Pkwy.
Columbia, MD 21044


(a) Includes 81,934 shares of Common Stock held by the Company's 401(k) Plan and Trust on December 31, 1998 for which Mr. Bond, Jr. serves as a trustee. Beneficial ownership of such shares is expressly disclaimed, except as to 17,759 shares held for the account of Mr. Bond, Jr.

(b) Represents the number of shares of Common Stock subject to stock options currently exercisable.

BENEFICIAL OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND NOMINEES

        The following table lists the number of shares of Common Stock of the Company beneficially owned by directors and named Executive Officers of the Company and the Bank, directly or indirectly, as of March 10, 1999. All shares and stock options reported herein have been adjusted to reflect the payment of the 2-for-1 common stock split-up in the form of a 100% stock dividend effective June 19, 1998.

                                  Shares of                            % of
                                 Common Stock   Stock Options (1)     Class
                                 ------------   -----------------     -----
CONTINUING DIRECTORS:
Anand S. Bhasin (2)                 46,698            2,153           1.08
Garnett Y. Clark, Jr                39,707            4,131              *
Hugh F.Z. Cole, Jr. (3)             43,217            3,605           1.03
G. William Floyd                    28,196              225              *
Robert J. Gaw                       58,586            1,300           1.32
Herschel L. Langenthal (4)          92,274           15,793           2.37
Richard E. McCready                 45,628            2,569           1.06
James R. Moxley, Jr                 46,208           21,904           1.49
Maurice M. Simpkins                 11,174              875              *
Robert N. Smelkinson               117,908            4,704           2.70

DIRECTOR NOMINEES:
John M. Bond, Jr. (5)(6)           204,790           23,962           5.01
William L. Hermann (7)              53,960              800           1.21
Charles C. Holman (8)                9,162           15,500              *
Harry L. Lundy, Jr. (9)            110,386            3,050           2.50
James R. Moxley, III (10)            8,433               --              *
Mary S. Scrivener                   50,159            2,699           1.16
Theodore G. Venetoulis (11)         26,120            3,201              *

EXECUTIVE OFFICERS:
Michael T. Galeone                   3,712           19,000              *
Robert W. Locke (12)                26,491            8,100              *
John A. Scaldara, Jr. (13)(14)      84,778           19,000           2.28
                                 =========        =========          =====

All directors and executive
   officers (20 persons) (15)    1,025,653          152,571          25.12%
                                 =========        =========          =====


Company totals                   4,537,420          186,628
                                 =========          =======


*    Less than 1%

(1) Represents the number of shares of Common Stock subject to stock options currently exercisable.

(2)  Includes 4,088 shares of Common Stock owned by Mr. Bhasin's children.

(3)  Includes 2,742 shares of Common Stock for which Mr. Cole is a trustee.

(4) Includes 23,424 shares of Common Stock for which Mr. Langenthal is a trustee and 33,390 shares of Common Stock owned by two partnerships and a corporation of which Mr. Langenthal owns an interest.

(5) Includes 45,230 shares of Common Stock and 2,962 stock options for which Mr. Bond, Jr. is a co-trustee and a remainder beneficiary.

(6) Includes 81,934 shares of Common Stock held by the Company's 401(k) Plan and Trust on December 31, 1998 for which Mr. Bond, Jr. serves as a trustee. Beneficial ownership of such shares is expressly disclaimed, except as to 17,759 shares held for the account of Mr. Bond, Jr.

(7) Includes 4,728 shares of Common Stock owned by a corporation of which Mr. Hermann owns an interest.

(8) Includes 1,685 shares of Common Stock held for the account of Mr. Holman in the Company's 401(k) Plan and Trust.

(9) Includes 47,029 shares of Common Stock for which Mr. Lundy is a trustee and 60,674 shares of Common Stock owned by a corporation and a limited partnership of which Mr. Lundy owns an interest.

(10) Includes 2,604 shares of Common Stock owned by Mr. Moxley, III's children.

(11) Includes 25,978 shares of Common Stock held by a trust; the beneficial ownership of such shares is expressly disclaimed.

(12) Includes 2,379 shares of Common Stock held for the account of Mr. Locke in the Company's 401(k) Plan and Trust.

(13) Includes 312 shares of Common Stock for which Mr. Scaldara is trustee.

(14) Includes 81,934 shares of Common Stock held by the Company's 401(k) Plan and Trust on December 31, 1998 for which Mr. Scaldara serves as a trustee. Beneficial ownership of such shares is expressly disclaimed, except as to 8,124 shares held for the account of Mr. Scaldara.

(15) Includes 81,934 shares of Common Stock held by the Company's 401(k) Plan and Trust for which Mr. Bond, Jr. and Mr. Scaldara are trustees.



                             EXECUTIVE COMPENSATION


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The following report is submitted by the Personnel, Compensation and Stock Option Committee of the Board of Directors (the "Committee"). The report addresses the executive compensation policies of the Bank and the Company (collectively, the "Company") for 1998.

        The Committee establishes the compensation of senior officers of the Company with the exception of Mr. Bond, Jr., the President and Chief Executive Officer. Mr. Bond, Jr.'s compensation is established by the Board of Directors of the Company based upon data provided by and recommendations of the Committee. The Board of Directors also establishes the compensation of the Chairman and Vice Chairman of the Board of Directors based on the recommendations of the Committee. In addition, the Committee generally reviews all personnel related issues, including salary administration related to all other employees, and administers the Company's 1997 Stock Option Plan, 401(k) Plan and Trust, and Deferred Compensation Plan. The overall goal of the Committee is the establishment and administration of compensation policies directly related to attainment of corporate operational and financial goals which provide the ability to attract, motivate, reward and retain qualified senior officers.

        The Company utilizes an internal salary administration plan for the basis of its analysis of compensation levels throughout the Company, including senior officers. The plan includes job descriptions for all positions and rates the overall responsibility of each position based on characteristics including, job knowledge, problem-solving, accountability, human relations, communications, supervision of others and marketing. Each position is assigned to a salary grade based on level of overall responsibility. Salary ranges for each salary grade are developed based on market information available for similar positions at financial institutions both in the communities where the Company does business and outside the Company's market area. These results are updated annually by the Company's human resources staff using current market data which reflects marketplace changes, inflation, and, if applicable, corporate performance. This information is considered by the Committee.

        The individual components of the Company's compensation program include:

(a) BASE SALARY. Base salary levels are established for senior officers primarily based upon evaluation of the historical performance, degree of responsibility, level of experience and number of years with the Company. In addition, the Committee considers compensation data available through various surveys, including the Sheshunoff Bank Executive and Director Compensation Survey, SNL Executive Compensation Review, Bank Administration Institute Bank Cash Compensation and Key Executive Compensation Surveys, Chesapeake Human Resources Association Annual Benefits and Compensation Survey, and Starkey & Beall Regional Financial Industry Salary Survey.

     With respect to the base salary of $225,000 granted to Mr. Bond, Jr. for the year 1998, the Committee took into account the Company's performance during 1997 and survey information referred to above. Particular emphasis was placed on Mr. Bond, Jr.'s individual performance, including his leadership role through a period of continued aggressive growth.

(b) ANNUAL INCENTIVES/BONUSES. Bonuses are generally granted senior officers based on the extent to which the Company achieves annual performance objectives, as established by the Board of Directors. Such performance objectives include net income, earnings per share and return on equity goals. Bonuses may also be awarded to other officers and employees based on recommendations by supervisors.

(c) STOCK OPTION AWARDS. The Committee believes that the granting of stock options is the most appropriate form of long term compensation for senior officers, since awards of equity encourage ownership in the success of the Company. Stock option grants are discretionary and are limited by the terms and conditions of the Company's 1987 Stock Option Plan, as amended, and the 1997 Stock Option Plan.

        Section 162(m) of the Internal Revenue Code of 1986, as amended, provides with certain exceptions, for an annual $1,000,000 limitation on the deduction that an employer may claim for compensation of certain executives. In light of the current level of compensation for the Company's named executive officers, the Committee has not adopted a policy with respect to the foregoing deductibility limit, but will adopt such a policy should it become relevant.

                                  R. Smelkinson, Chairman     R. McCready
                                  R. Gaw                      J. Moxley, Jr.
                                  H. Langenthal               M. Simpkins
                                  H. Lundy                    T. Venetoulis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The table below provides the aggregate balance at December 31, 1998 of loans in excess of $60,000 issued by the Bank to members of the Compensation Committee and/or their affiliates. These loans were made in the ordinary course of business, made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers and did not involve more than a normal risk of collectibility or present other unfavorable features.

                                                   Aggregate Loan
                                            Balance at December 31, 1998
                                            ----------------------------

               James R. Moxley, Jr.                $1,903,792

SUMMARY COMPENSATION TABLE

        The table below presents a summary of compensation for the last three fiscal years of the chief executive officer of the Company and the other most highly paid executive officers of the Company and the Bank (collectively, the "Executive Officers") whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1998.


                                                    Annual Compensation (a)       Shares of Common
    Name and                                       ------------------------       Stock Underlying     All Other
Principal Position                  Year           Salary             Bonus        Options Awarded   Compensation(b)
------------------                  ----           ------             -----        ---------------   ---------------
John M. Bond, Jr                    1998          $225,000          $     --            40,000          $ 17,198
     President and CEO              1997           215,000                --                --            16,857
                                    1996           200,000                --                --            19,464

Michael T. Galeone                  1998          $160,000          $ 15,000             8,000          $ 12,332
     Executive Vice President       1997           154,000                --                --             8,368
                                    1996           148,000                --                --             4,213

Charles C. Holman                   1998          $157,000          $     --             8,000          $ 12,109
     Executive Vice President       1997           152,000                --                --            12,138
                                    1996           144,000                --                --            10,801

Robert W. Locke                     1998          $115,500          $  7,500             8,000          $  8,994
     Executive Vice President       1997           109,000                --                --             8,967
                                    1996           106,000                --                --             9,071

John A. Scaldara, Jr                1998          $130,000          $     --             8,000          $ 10,073
     Executive Vice President,      1997           120,000                --             6,000             9,722
     Chief Financial Officer        1996           100,000                --                --             9,361
     and Corporate Secretary

(a) No officer named above received any perquisites and other personal benefits the aggregate amount of which exceeded the lesser of $50,000 or 10% of the total annual salary and bonus reported for 1998 for such officer in the Summary Compensation Table.

(b) Represents discretionary matching contributions made by the Company and allocated forfeitures resulting from employee terminations as determined under terms of the Company's 401(k) Plan and Trust. All employees participating in the Company's 401(k) Plan and Trust receive matching contributions and forfeitures on equivalent terms. Also includes discretionary matching contributions made by the Bank as determined under terms of the Bank's Deferred Compensation Plan.


OPTION GRANTS IN LAST FISCAL YEAR

        The table below provides analysis of all individual grants of stock options made during the year ended December 31, 1998 to the Executive Officers:

                                          Percent of
                          Number of     Total Options
                         Securities       Granted to
                         Underlying      Employees in    Exercise or                         Grant Date
Name                 Options Granted (b)  Fiscal Year     Base Price     Expiration Date      Value (a)
----                 -------------------  -----------     ----------     ---------------      ---------
John M. Bond, Jr.           40,000           46.0%          $16.875      January 26, 2008     $309,200
Michael T. Galeone           8,000            9.2%          $16.875      January 20, 2008     $ 62,320
Charles C. Holman            8,000            9.2%          $16.875      January 20, 2008     $ 62,320
Robert W. Locke              8,000            9.2%          $16.875      January 20, 2008     $ 62,320
John A. Scaldara, Jr.        8,000            9.2%          $16.875      January 20, 2008     $ 62,320


(a) Estimated using the Black-Scholes option pricing model and the following assumptions:

                 Dividend yield                        1.65%
                 Expected volatility                  36.02%
                 Risk free interest rate (average)     5.70%
                 Expected life                      10 years

(b) The stock options granted become vested to the extent of 25% after one year from the date of grant, 50% after two years from the date of grant, 75% after three years from the date of grant and 100% after four years from the date of grant.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

        The table below provides an analysis of aggregated stock options exercised during 1998 and outstanding stock options as of December 31, 1998 for the Executive Officers. There were no adjustments or amendments to the exercise price of stock options previously awarded to any Executive Officer during 1998.

                                                                     Shares of
                                                               Common Stock Underlying          Value of Unexercised
                                                                 Unexercised Options                 In-The-Money
                           Shares of Common                       at Fiscal Year-End          Options at Fiscal Year-End
                            Stock Acquired      Value         ---------------------------     --------------------------
Name                          on Exercise      Realized       Exercisable   Unexercisable     Exercisable   Unexercisable
----                          -----------      --------       -----------   -------------     -----------   -------------
John M. Bond, Jr                   --          $     --          11,000          40,000        $133,925      $  5,000
Michael T. Galeone                 --          $     --          17,000           8,000        $204,434      $  1,000
Charles C. Holman                  --          $     --          13,500           8,000        $167,443      $  1,000
Robert W. Locke                 6,500          $ 74,458           6,000           8,000        $ 69,277      $  1,000
John A. Scaldara, Jr               --          $     --          15,500          12,500        $179,188      $ 28,000

RETIREMENT PLANS AND SUPPLEMENTAL COMPENSATION ARRANGEMENTS

        Executive Officers, like other employees of the Company, or its subsidiaries, are eligible to participate in the Columbia Bancorp 401(k) Plan and Trust adopted January 1, 1989 (the "401(k) Plan"). Under terms of the 401(k) Plan, eligible employees may defer a portion of their total compensation on a pretax basis. In order to be eligible to participate in the 401(k) Plan, an employee must have completed one year of service in which 1,000 hours were worked. The maximum percentage of total compensation eligible for deferral and the voluntary matching employer contribution are established annually by the Board of Directors of the Company and are currently 15% and 50%, respectively. An employee is vested in the matching employer contribution as follows: (i) 20% after three years of service, (ii) 40% after four years of service, (iii) 60% after five years of service, (iv) 80% after six years of service and (v) 100% after seven years of service. Employees can direct the investment of their contribution and the matching employer contribution into any one or more of seven investment options which include a Bank money market account, five mutual funds managed by Fidelity Investments, or Common Stock of the Company.

        The vested portion of matching employer contributions made to the 401(k) Plan during 1998 for each of the Executive Officers was $5,000.

        Effective September 27, 1996, the Bank also established a nonqualified deferred compensation arrangement (the "Deferred Compensation Plan") for selected senior officers, including the named Executive Officers, of the Bank and the Company or subsidiaries thereof (the "Senior Officers"). The Deferred Compensation Plan provides supplemental retirement benefits for the Senior Officers restricted from receiving further benefits under the 401(k) Plan as a result of the limitations on pretax contributions imposed by the Internal Revenue Code. Under the Deferred Compensation Plan, Senior Officers can continue to make pretax contributions in excess of the IRS limits imposed on the 401(k) Plan and receive matching employer contributions identical to what they would have received in the 401(k) Plan if there were no IRS limitations. The maximum amount that a Senior Officer may defer under the Deferred Compensation Plan, when added to that deferred under the 401(k) Plan cannot exceed the maximum percentage compensation deferral (currently 15%) as established by the Board of Directors. Senior Officers may select a combination of two investment options for their contributions and matching employer contributions. Contributions and matching employer contributions may be calculated based on (i) the Bank's prime rate of interest in effect as of December 15 of the preceding year, (ii) the performance of the Company's Common Stock, as if contributions and matching employer contributions were used to purchase shares of the Company's Common Stock and dividends were reinvested, or (iii) a combination of (i) and (ii).

        The vested portion of the matching employer contributions made to the Deferred Compensation Plan during 1998 for Executive Officers were as follows:
Mr. Bond, Jr., $11,852; Mr. Galeone, $6,986; Mr. Holman, $6,763; Mr. Locke, $3,649; and Mr. Scaldara, Jr., $4,727.

        The Deferred Compensation Plan may also provide for payment of a death benefit in the event that a Senior Officer dies while in active service. At January 1, 1999, the death benefit for each of the Executive Officers was as follows: Mr. Bond, Jr., $870,000; Mr. Scaldara, Jr., $700,000; Mr. Galeone, $640,000; and Mr. Locke, $290,000. Mr. Holman retired on December 31, 1998 and is no longer eligible for death benefits under the Deferred Compensation Plan.

        In order to partially offset the costs associated with the Deferred Compensation Plan, the Bank has purchased life insurance contracts on the lives of the participating Senior Officers, with the Bank as beneficiary.


EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

        The Company and the Bank entered into an employment agreement dated February 26, 1996 with John M. Bond, Jr. (the "Agreement"). The terms of the Agreement continue until the earlier of (i) the close of business on the date which is three years after the date on which either party provides written notice of termination, other than for "cause", as defined in the Agreement, but no later than the close of business on the sixty-fifth birthday of Mr. Bond, Jr., or (ii) the date on which Mr. Bond, Jr.'s employment is otherwise terminated pursuant to the provisions of the Agreement. Under terms of the Agreement, Mr. Bond, Jr. serves as President and Chief Executive Officer of the Companies with a minimum annual base compensation of $230,625, which is subject to normal periodic review, at least annually, for increases based on the salary policies of the Companies and Mr. Bond, Jr.'s contributions to the Companies. Mr. Bond, Jr. is also entitled to participate in all incentive and benefit programs offered by the Companies. If Mr. Bond, Jr.'s employment is terminated, other than for "cause", the Companies are required to continue to provide benefits to him and pay his salary for a predetermined period plus, under certain circumstances, pay an annual bonus as determined in accordance with the terms of the Agreement. The Agreement also contains a non-competition provision which prohibits Mr. Bond, Jr., during his employment with the Companies, or for a period of three years following voluntary resignation or termination for "cause", from directly or indirectly engaging in activities competitive with the business of the Companies.

        The Agreement also provides that in the event of (i) termination, other than for "cause", (ii) resignation due to a significant change in the nature or scope of authority and duties, or (iii) resignation as a result of not having been offered a new employment agreement with similar terms, 90 days prior to, or within one year after, any "change in control" (as defined in the Agreement) of the Companies, Mr. Bond, Jr., within 15 days of termination, will be paid a lump sum payment equal to three times the sum of his annual base compensation and the average of the bonuses paid to him over the past three years. In the event of voluntary resignation 90 days prior to, or within one year after, any "change in control" of the Companies, Mr. Bond, Jr., within 15 days of resignation, will be paid a lump sum payment equal to the sum of his annual base salary and the average of the bonuses paid to him over the past three years. Any payments made in connection with a "change in control" of the Companies after Mr. Bond, Jr. reaches 62 years of age will be pro-rated to age 65.

        Messrs. Galeone, Locke and Scaldara also have employment agreements specifying minimum annual base compensation of $164,000, $125,500 and $140,000, respectively. The other terms of these agreements are similar to those of the Agreement, except that the duration is a two-year continuous period and the lump sum payment payable in the event of (i) termination other than for "cause", (ii) resignation due to a significant change in the nature and scope of authorities and duties, or (iii) resignation as a result of not having been offered a new employment agreement with similar terms, 90 days prior to, or within one year after, any "change in control" of the Companies is equal to two times the sum of the applicable officer's base annual compensation and the average of such officer's bonuses for the past three years. In addition, any payments made in connection with a "change in control" of the Companies after reaching 63 years of age will be pro-rated to age 65.

        The Company's 1987 Stock Option Plan, as amended, 1990 Stock Option Plan, 1997 Stock Option Plan, 401(k) Plan, and the Bank's Deferred Compensation Plan all provide that in the event of a "change in control" (as defined by each of the plans), all amounts not fully vested become immediately 100% vested.


STOCKHOLDER RETURN PERFORMANCE GRAPH

        The following graph compares the cumulative total return on the Company's Common Stock during the five years ended December 31, 1998 with that of a broad market index (Nasdaq, U.S. Companies) and an industry peer group index (publicly traded commercial banks in Maryland, Pennsylvania, Virginia and the District of Columbia with total assets of less than $1 billion). The graph assumes $100 was invested on December 31, 1993 in the Company's Common Stock and in each of the indices and assumes reinvestment of dividends.

                              [graph appears here]

 Index Data:

                         12/31/93  12/31/94  12/31/95   12/31/96  12/31/97  12/31/98
                         --------  --------  --------   --------  --------  --------
 Columbia Bancorp         100.00    147.54    191.44     241.06     392.91    399.87
 Nasdaq, Total US         100.00     97.75    138.26     170.01     208.58    293.21
 CBMD Peer Group          100.00    109.44    121.44     141.67     231.66    226.56


                         INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors of the Company has selected KPMG LLP, independent public accountants, to audit the Company's financial statements for the year ending December 31, 1999. KPMG LLP has performed the annual audits of the Company since its inception. Representatives of KPMG LLP plan to attend the Annual Meeting and will be available to answer appropriate questions. The representatives will have the opportunity to make a statement at the meeting if they so desire.

                                  OTHER MATTERS

        The Board of Directors of the Company knows of no matters to be presented for action at the Annual Meeting other than those mentioned above; however, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interests of the Company. Other than the election of directors, each matter to be submitted to the stockholders requires the affirmative vote of a majority of all the shares voted at the meeting or a majority of all the shares outstanding and entitled to be voted. Abstentions and broker non-votes are treated as shares not voted.

                              STOCKHOLDER PROPOSALS

        All stockholder proposals intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company not later than November 25, 1999 for inclusion in the Company's proxy statement and proxy relating to that meeting. If a stockholder intends to present a stockholder proposal at the 2000 Annual Meeting in a manner other than the inclusion of the proposal in the Company's proxy statement and proxy relating to that meeting, unless the stockholder notifies the Company of such intention by February 25, 2000, the proxy holders named by the Company may exercise their discretionary voting authority on the matter in accordance with their best judgement.



                               REPORT ON FORM 10-K

        The Annual Report on Form 10-K and applicable exhibits are available to stockholders free of charge upon written request. Requests should be sent to Columbia Bancorp, 10480 Little Patuxent Parkway, Columbia, Maryland 21044,
Attention: John A. Scaldara, Jr. (E-mail: jscaldara@columbank.com).



                                         By Order of the Board of Directors




                                         John A. Scaldara, Jr.
                                         Corporate Secretary


March 24, 1999

                                 REVOCABLE PROXY
                                COLUMBIA BANCORP

[ ]  PLEASE MARK VOTES AS IN THIS EXAMPLE

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Columbia Bancorp hereby appoints Herschel L. Langenthal and John A. Scaldara, Jr., or either of them, the lawful attorneys and proxies of the undersigned, with several powers of substitution, to vote all shares of Common Stock of Columbia Bancorp which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held April 27, 1999, and at any and all adjournments and postponements thereof. Any and all proxies heretofore given are hereby revoked.

Please be sure to sign and date this Proxy in the box below.

                                                   For All
                                   For    Withhold  Except
1. Election of Directors           [ ]      [ ]      [ ]

J. Bond, Jr., W. Hermann, C. Holman, H. Lundy, Jr., J. Moxley, III, M. Scrivener, T. Venetoulis
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

-----------------------------------------------

2.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN THE BEST JUDGMENT OF THE PROXY HOLDERS ON ALL OTHER MATTERS.

   Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.